Ascentia Capital Partners, LLC
Investment Adviser
Code of Ethics

  Copyright 2008, National Regulatory Services. All rights reserved.

Ascentia Capital Partners, LLC
Code of Ethics
to Current

Table of Contents

1 - Statement of General Policy	3
2 - Definitions	4
3 - Compliance Officers	6
4 - Standards of Business Conduct	7
5 - Personal Securities Transactions	8
6 - Compliance Procedures	10
7 - Prohibition Against Insider Trading	12
8 - Reporting Violations and Sanctions	14
9 - Exceptions To Reporting Requirements	15
10 - Protecting the Confidentiality of Client Information	16
11 - Service as an Officer or Director	18
12 - Gifts and Entertainment	19
13 - Records	20
14 - Compliance With Other Securities Laws	21
15 - Certification	22
16 - Appendix 1	23
17 - Appendix 2	24
18 - Appendix 3	25
19 - Appendix 4	26
20 - Appendix 5	27
21 - Appendix 6	28
22 - Appendix 7	29

Addenda

Appendix 3 - Initial and Annual Holdings Report

Appendix 4 - Quarterly Transaction Report

Appendix 5-Employee Questionnaire

Appendix 7 - Pre-Clearance Approval Form

Statement of General Policy

This Code of Ethics ( Code ) has been adopted by Ascentia Capital Partners, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ( Advisers Act ).

This Code establishes rules of conduct for all employees of Ascentia Capital Partners, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Ascentia Capital Partners, LLC and its employees owe a fiduciary duty to Ascentia Capital Partners, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Ascentia Capital Partners, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Ascentia Capital Partners, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Ascentia Capital Partners, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients

Ascentia Capital Partners, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

l	The duty to have a reasonable, independent basis for the investment advice provided;
l	The duty to obtain best execution for a client s transactions where the Firm is in a position to direct brokerage transactions for the client;
l	The duty to ensure that investment advice is suitable to meeting the client s individual objectives, needs and circumstances; and
l	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Ascentia Capital Partners, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Ascentia Capital Partners, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Ascentia Capital Partners, LLC. Ascentia Capital Partners, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Steve McCarty, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Ascentia Capital Partners, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Ascentia Capital Partners, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Steve McCarty. Mr. McCarty may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Rule 17j-1 (the 'Rule') under the Investment Company Act of 1940 (the 'Investment Company Act') requires Trust for Professional Managers (the 'Trust'), as a registered investment company, to adopt a written Code of Ethics. The Rule also requires investment advisers to and principal underwriters for (each a 'Fund Organization') of the Trust to adopt a written Code of Ethics and to report to the Board of Trustees of the Trust (the 'Board') any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent 'access persons' (see Definitions section) from engaging in fraud. In addition, certain key 'investment personnel' (Definitions) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an 'IPO') or private placement (a 'Limited Offering').

Definitions

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

ACCESS PERSON

(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a Fund ), or who is involved in making securities recommendations for a Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

ACCOUNT

Means accounts of any employee and includes accounts of the employee s immediate family members (any relative by blood or marriage living in the employee s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

ADVISORY PERSON

(i) any employee of the Fund or of a Fund s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

BENEFICIAL OWNERSHIP

Shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

CONTROL

The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

COVERED SECURITY

Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

FUND

A series of the Trust.

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL

(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the 4

Fund regarding the purchase or sale of securities by the Fund.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the 'Securities Act') pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

PURCHASE OR SALE OF A COVERED SECURITY

Includes, among other things, the writing of an option to purchase or sell a Covered Security.

REPORTABLE FUND

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the Associated Adviser ) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

REPORTABLE SECURITY

Any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Ascentia Capital Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Ascentia Capital Partners, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund.

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a 'security,' or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

SECURITY HELD OR TO BE ACQUIRED BY THE FUND

(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.

SUPERVISED PERSON

Means directors, officers and partners of Ascentia Capital Partners, LLC (or other persons occupying a similar status or performing similar functions); employees of Ascentia Capital Partners, LLC; and any other person who provides advice on behalf of Ascentia Capital Partners, LLC and is subject to Ascentia Capital Partners, LLC's supervision and control.

Compliance Officers

COMPLIANCE OFFICERS

In order to meet the requirements of the Rule, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons of Ascentia Capital Partners, LLC to report personal securities transactions on an initial, quarterly and annual basis (the 'Reports'). The officers of Ascentia Capital Partners, LLC have appointed the firm's Chief Compliance Officer, Steve McCarty, to receive and review Reports in accordance with the Reporting Requirements as specified in the Compliance Procedures section of the Code.

In turn, Steve McCarty will report to the firm's senior management and the Fund Board any material violations of the Code of Ethics.

As required by the Code of Ethics rule, Steve McCarty will notify an employee if that person fits the definition of Access Person or Investment Personnel and will maintain a list of all Access Persons and Investment Personnel.

For purposes of compliance with this Code of Ethics, Steve McCarty has determined that all supervised persons of Ascentia Capital Partners, LLC are deemed to be Access Persons and Investment Personnel.

Standards of Business Conduct

Ascentia Capital Partners, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ( SEC ).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Ascentia Capital Partners' supervised persons who are deemed to be access persons. These procedures cover transactions in a reportable security in which an access person has a beneficial interest or in accounts over which the access person exercises control as well as transactions by members of the access person s immediate family/household.

Section 206 of the Advisers Act makes it unlawful for Ascentia Capital Partners, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Rule 17j-1 under the Investment Company Act of 1940 (the 'Act') prohibits fraudulent activities by affiliated persons of Trust or Fund Organization. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;
(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;
(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or
(d)	to engage in any manipulative practice with respect to a Fund.

Personal Securities Transactions

General Policy

Ascentia Capital Partners, LLC has adopted the following principles governing personal investment activities by Ascentia's Access Persons (as previously indicated, all supervised persons of the firm are deemed to be access persons):

l	The interests of client accounts will at all times be placed first;
l	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual s position of trust and responsibility; and
l	Employees must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No employee shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Steve McCarty who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. (Appendix 7).

Pre-Clearance Required for Private or Limited Offerings

No employee shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Steve McCarty who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within two (2) calendar days after Ascentia Capital Partners, LLC excutes any client trades in that security unless all of the transactions contemplated by ACP on behalf of such client(s) in that security have been completed prior to such transaction. If a securities transaction is executed by Ascentia Capital Partners, LLC for a client within two (2) calendar days after an access person executed a transaction in the same security, Steve McCarty will review the supervised person s and the client s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Prohibition and/or Pre-Clearance of Other Personal Securities Transactions

Rule 17j-1 under the Investment Company Act of 1940 (the 'Act') makes it unlawful for any affiliated person of a fund, its investment advisor or principal underwriter when involved with the sale or purchase (directly or indirectly) of a security held by, or to be acquired by, the fund to:

l	Employ any device, scheme or artifice to defraud the fund;
l	Make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;
l	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on the fund; or
l	Engage in any manipulative practice with respect to the fund.

No Employee may purchase or sell a security for a personal account if that purchase or sale would violate the policy of Rule 17j-1 of the Act.

ALL personal securities transactions are subject to pre-approval by Steve McCarty. (Appendix 7)

Exempted Transactions

The policies and procedures in the Code regarding Access Persons apply to all personal securities transactions by Access Persons, unless the transaction is an Exempted Transaction, as defined below.

Exempted Transactions are personal securities transactions by Access Persons in the following:

1	.	Shares of registered open-end mutual funds other than the Ascentia Alternative Strategies Fund and shares of money market funds. (Note that shares of closed- end investment companies are not included in the definition of Exempted Transactions.)

2	.	Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the
U.S. Government.

3	.	Debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit.

4	.	Commercial paper.

5	.	Foreign currency.

6	.	Transactions in derivatives based on any of the above- listed securities.

7	.	Non-volitional transactions in which the Access Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in- the-
money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Access Person).

8	.	Acquisitions of securities through dividend reinvestment, acquisitions and sales of securities through automatic rebalancing plans, and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders.

9	.	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code.

10	.	Receipt of securities or options pursuant to an employment arrangement, provided that the sale of the securities are subject to the Code.

11	.	Acquisition of securities by an Access Person of the securities of the Access Person's employer or affiliate thereof, provided that the sale of the securities is subject to the Code.

12	.	If you have any questions about whether a particular transaction qualifies as an Exempted Transaction, contact the Chief Compliance Officer.

For further policy regarding Access Person Reports please refer to the Compliance Procedures section of this Code.

Compliance Procedures

Reporting Requirements

Every employee of Ascentia Capital Partners, LLC shall provide initial and annual holdings reports and quarterly transaction reports to Steve McCarty which must contain the information described below. It is the policy of Ascentia Capital Partners, LLC that each employee must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Steve McCarty. (Appendix 2).

1. Initial Holdings Report (Appendix 3)

Every employee shall, no later than ten (10) days after the person becomes an employee, file an initial holdings report containing the following information:

l	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the employee had any direct or indirect beneficial interest ownership when the person becomes an employee;
l	The name of any broker, dealer or bank, account name, number and location with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee; and
l	The date that the report is submitted by the employee.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an employee.

Note: In lieu of this report employees may submit copies of brokerage statements.

2. Annual Holdings Report (Appendix 3)

Every employee shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Note: In lieu of this report employees may submit copies of brokerage statements.

3. Quarterly Transaction Reports (Appendix 4)

Every employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the employee had any direct or indirect beneficial ownership:

l	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
l	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
l	The price of the reportable security at which the transaction was effected;
l	The name of the broker, dealer or bank with or through whom the transaction was effected; and
l	The date the report is submitted by the employee.

Note: In lieu of this report employees may submit copies of brokerage statements. 4. Exempt Transactions An employee need not submit a report with respect to:

l	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
l	Transactions effected pursuant to an automatic investment plan;
l	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Ascentia Capital holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions

Steve McCarty or a designee will monitor and review all reports required under the Code for compliance with Ascentia Capital Partners, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. Steve McCarty may also initiate inquiries of employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed Ascentia Capital Partners, LLC. Any transactions for any accounts of Steve McCarty will be reviewed and approved by Aimee McCarty or other designated supervisory person. Steve McCarty shall at least annually identify all employees who are required to file reports pursuant to the Code and will inform such employees of their reporting obligations.

Presently, all supervised persons of Ascentia Capital Partners, LLC have been deemed to be Access Persons.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and employees of Ascentia Capital Partners, LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and employees of Ascentia may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Ascentia Capital Partners, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Steve McCarty immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Ascentia Capital Partners, LLC), while in the possession of material, nonpublic information, nor may any personnel of Ascentia Capital Partners, LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Steve McCarty.

Material information often relates to a company s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal s Heard on the Street column.

You should also be aware of the SEC s position that the term material nonpublic information relates not only to issuers but also to Ascentia Capital Partners, LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is public when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones tape or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Ascentia Capital Partners, LLC ( Client Accounts ), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

l	Report the information and proposed trade immediately to Steve McCarty.
l	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
l	Do not communicate the information inside or outside the firm, other than to Steve McCarty
l	After Steve McCarty has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Steve McCarty before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Ascentia Capital Partners, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Ascentia Capital Partners, LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Steve McCarty immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and tipping while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Ascentia Capital Partners, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Ascentia Capital Partners, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Steve McCarty may place certain securities on a restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Steve McCarty shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Steve McCarty may place certain securities on a watch list. Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to employees who are deemed necessary recipients of the list because of their roles in compliance.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Steve McCarty or an alternate designee all apparent violations of the Code.

Steve McCarty shall promptly report to senior management all apparent material violations of the Code. When Steve McCarty finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee s employment with the firm.

In addition:

(a)	Each Fund Organization must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;
(b)	Each Fund Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood (Appendix 6);
(c)	Each Fund Compliance Officer shall compare all Reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.
No Access Person shall review his or her own Report(s). The Fund Compliance Officer shall appoint an alternate to review his or her own Reports if the Fund Compliance Officer is also an Access Person.
(d)	On an annual basis, each Fund Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Compliance Officer for review by the Board; and
(e)	On an annual basis, each Fund Organization shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Exceptions To Reporting Requirements

EXCEPTIONS TO REPORTING REQUIREMENTS

(a)	PRINCIPAL UNDERWRITER. An Access Person of a Fund's principal underwriter is not required to make any
Reports under this Code if the principal underwriter:

	(1)	is not an affiliated person of the Trust or any investment adviser to a Fund.

	(2)	has no officer, director or general partner who serves as an officer, director or general partner of the
Trust or of any investment adviser to a Fund.

(b)	INDEPENDENT TRUSTEE. A trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an "Independent Trustee") is not required to:

	(1)	file an INITIAL HOLDINGS REPORT or ANNUAL HOLDINGS REPORT; and

	(2)	file a QUARTERLY TRANSACTION REPORT, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15 day period immediately before or after his or her transaction in a Covered Security, that a Fund purchased or sold the Covered Security, or a Fund or its investment adviser considered purchasing or selling the
Covered Security.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Ascentia Capital Partners, LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Ascentia Capital Partners, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Ascentia Capital Partners, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Ascentia Capital Partners, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Ascentia Capital Partners, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

l	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account, Ascentia Capital Partners, LLC will require that any financial intermediary, agent or other service provider utilized by Ascentia Capital Partners, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Ascentia Capital Partners, LLC only for the performance of the specific service requested by Ascentia Capital Partners, LLC;
l	As required by regulatory authorities or law enforcement officials who have jurisdiction over Ascentia Capital Partners, LLC, or as otherwise required by any applicable law. In the event Ascentia Capital Partners, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Ascentia Capital Partners, LLC shall disclose only such information, and only in such detail, as is legally required;
l	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All employees are prohibited, either during or after the termination of their employment with Ascentia Capital Partners, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. Employees are permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver Ascentia Capital Partners, LLC services to the client.

Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Ascentia Capital Partners, LLC, must return all such documents to Ascentia Capital Partners, LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Ascentia Capital Partners, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

l	The firm restricts access to Confidential Client Information to those employees who need to know such information to provide Ascentia's services to clients;
l	Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
l	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
l	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Ascentia Capital Partners, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Ascentia Capital Partners, LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Steve McCarty is responsible for reviewing, maintaining and enforcing Ascentia Capital Partners,

LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Steve McCarty.

Service as an Officer or Director

No employee of Ascentia Capital Partners, LLC shall serve as an officer or on the board of directors of any private or publicly traded company without prior authorization by Steve McCarty or a designated supervisory person based upon a determination that such officer or board service would be consistent with the interest of Ascentia Capital Partners, LLC's clients. Where an officer position or board service is approved, Ascentia Capital Partners, LLC shall implement a Chinese Wall or other appropriate procedure to isolate such person from making decisions relating to the company s securities.

Furthermore, no employee of Ascentia Capital Partners, LLC shall establish an investment-related limited liability company or limited partnership (including those formed for tax/investment purposes and whose participation is limited to family members) without first obtaining written authorization by the Chief Compliance Officer. Nor shall any supervised person of Ascentia Capital Partners, LLC engage in investment advisory activities on behalf of registered or unregistered investment advisory firms without first obtaining written approval from Ascentia Capital Partners, LLC's Chief Compliance Officer. Where such outside activity is approved, Ascentia Capital Partners, LLC's Chief Compliance Officer shall evaluate the nature of the outside advisory practice (e.g., the advisory services being provided, the type(s) of advisory clients, etc.) to determine, what if any, actual or potential conflicts exist and what additional trading restrictions and/or reporting requirements should be implemented to ensure that there are no violations of Ascentia Capital Partners, LLC's Code of Ethics.

Ascentia Capital Partners, LLC's Chief Compliance Officer shall also ensure that full and fair disclosure of any potential or actual conflicts of interest are promptly made.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Ascentia Capital Partners, LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Ascentia Capital Partners, LLC's policy with respect to gifts and entertainment is as follows:

l	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
l	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Ascentia Capital Partners, LLC, or that others might reasonably believe would influence those decisions;
l	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;
l	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

l	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Ascentia Capital Partners, LLC, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from Steve McCarty before accepting such gift.
l	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Ascentia Capital Partners, LLC.
l	This gift reporting requirement is for the purpose of helping Ascentia Capital Partners, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Steve McCarty.

Records

Steve McCarty shall maintain and cause to be maintained in a readily accessible place the following records:

l	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A- 1 which is or has been in effect during the past five years;
l	A record of any violation of Ascentia Capital Partners, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
l	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an employee which shall be retained for five years after the individual ceases to be an employee of Ascentia Capital Partners, LLC;
l	A copy of each report made pursuant to Advisers Act Rule 204A- 1, including any brokerage confirmations and account statements made in lieu of these reports;
l	A record of each pre- approval request and the approval or denial of such request;
l	A list of all persons who are, or within the preceding five years have been, access persons;
l	A record of any decision and reasons supporting such decision to approve an employee's acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted;
l	A record of any decision and reasons supporting such decision to approve an employee serving as the Managing Member of an investment-related limited liability company or General Partner of an investment- related limited partnership formed;
l	A record of any decision and reasons supporting such decision to approve an employee engaging in investment advisory activities on behalf of a registered or unregistered investment advisory firm other than Ascentia Capital Partners, LLC or an affiliate of Ascentia Capital Partners, LLC.

Compliance With Other Securities Laws

COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Steve McCarty that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Steve McCarty in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Steve McCarty that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Effective as of April 2010, supervised persons will submit the aforementioned Certifications via email, and such records will be stored electronically for the retention period as specified under the Code of Ethics (i.e., for a period of not less than five years from the end of the fiscal year during which the last entry was made). In addition, Ascentia Capital Partners, LLC maintains a Code of Ethics Employee Log which details the dates required reports, records and certifications are submitted to Steve McCarty.

Further Information

Supervised persons should contact Steve McCarty regarding any inquiries pertaining to the Code or the policies established herein.

Appendix 1
Code of Ethics

APPENDIX 1
LIST OF ACCESS PERSONS AND INVESTMENT PERSONNEL
		Acknowledgement	Is this person also
		Of Receipt of	an investment Personnel
Name	Title	Code of Ethics

Appendix 2

Code of Ethics

APPENDIX 2

Form of Authorization Letter

Date Name of Broker Address

Re: Brokerage Statements of [name of employee]

Ladies and Gentlemen:

     The above referenced person is an employee of Ascentia Capital Partners, LLC. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee's brokerage statements and transaction confirmations to:

[Compliance Officer] [Fund Organization] [Address]

Should you have any questions, please contact the undersigned at [number].

Very truly yours,

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:_________________
Name:
SSN:
Account Number:

Appendix 3

Code of Ethics

APPENDIX 3

INITIAL HOLDINGS REPORT

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1	.	HOLDINGS

		Name and Type of Covered		Number of Shares or Principal
		Security and/or Reportable Fund	Ticker Symbol or CUSIP	Amount

2	.	BROKERAGE ACCOUNTS
Name of Institution and Account
Holder s Name(i.e., you, spouse,			Account	Have you requested duplicate
		child)	Number	statements?

REVIEWED:
(compliance officer signature)
DATE:

Appendix 4

Code of Ethics

APPENDIX 4

ANNUAL HOLDING REPORT

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1	.	TRANSACTIONS

		Name and Type of Covered		Number of Shares or Principal
		Security and/or Reportable Fund	Ticker Symbol or CUSIP	Amount

2. BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account
Holder s Name(i.e., you, spouse,	Account	Have you requested duplicate
child)	Number	statements?

REVIEWED:
(compliance officer signature)

DATE:

Appendix 5

Code of Ethics

APPENDIX 5

QUARTERLY TRANSACTION REPORT

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1	.	TRANSACTIONS

		Name and Title of			Number of
		Covered Security	Ticker		Shares or Interest	Nature of
		and/or Reportable	Symbol or		Rate, Maturity Date &	Transaction	Purchase	Date of
		Fund	CUSIP	Broker	Principal Amount	(i.e., buy, sale)	Price	Transaction

2. BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account
Holder s Name	Account	Have you requested duplicate
(i.e., you, spouse, child)	Number	statements?

REVIEWED:
(compliance officer signature)

DATE:

Appendix 6

Code of Ethics

APPENDIX 6

Acknowledgment of Receipt of Code of Ethics

I acknowledge that I have received and reviewed the Code of Ethics dated _______________, and represent:

1. I will report all required securities transactions and securities accounts in which I have a beneficial interest.

2. I will comply with the Code of Ethics in all other respects.

Access Person Signature

Print Name

Date

Appendix 7

Personal Transaction Approval Form

NAME OF EMPLOYEE:

DATE OF REQUEST:

TIME OF REQUEST:

Name of Security:

Symbol:

Quantity:

Buy/Sell:

Approval (X):

1. _______________

2. _______________

3. _______________

4. _______________

5. _______________

An approved preclearance request is effective to authorize the Covered Employee to conduct a Personal Securities Transaction concerning a security or a derivative on a security.

This Form must be submitted to the Compliance Officer prior to effecting any personal security transactions.

Authorization:

________________________________
Compliance Officer

________________________________
Date